Exhibit 10.51

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is adopted this 21st day of April, 2015 by and between Franklin Synergy Bank, a Tennessee banking corporation located in Franklin, Tennessee (the “Company”), and Lisa A. Fletcher (the “Executive”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to retain the Executive’s services and to reinforce and encourage the attention and dedication of the Executive to his assigned duties, without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company or the assertion of claims and actions against Executives.

The Company and the Executive agree as provided herein:

Article 1

Definitions:

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1

“Base Annual Compensation” means the Executive’s average annualized base compensation paid by the Company which was includible in the Executive’s gross income during the most recent five taxable years ending before the date of the Change in Control (or such shorter period of time that Executive has been employed by the Company). The definition covers amounts includible in compensation prior to any deferred arrangements, and defined as the individual’s “base amount” under section 280G of the Code, but specifically excludes any bonus payments received by the Executive.

1.2	“Cause” Means

(a)	Gross negligence or gross neglect of duties

(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Company; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company Policy committed in connection with the Executive’s employment.

(d)	Issuance of an order for removal of the Executive by the Company’s banking regulators.

1.3	“Change in Control shall mean:

(a)	Any person or entity or group of affiliated persons or entities (other than the Company) becomes a beneficial owner, directly or indirectly, of 25% or more of the Company’s parent company, Franklin Financial Network, Inc. (“FFN”) (the Company and FFN referred to collectively in this Section as FFN) voting securities or all or substantially all of the assets of the FFN;

(b)

FFN enters into a definitive agreement which contemplates the merger, consolidation or combination of the FFN with an unaffiliated entity in which either or both of the following is to occur: (i) the Board of Directors of FFN, as applicable, immediately prior to such merger, consolidation or combination will constitute less than a majority of the board of directors of the surviving, new or combined entity; or (ii) less than 75% of the outstanding voting securities of the surviving, new or combined entity will be beneficially owned by the shareholders of FFN immediately prior to such merger, consolidation or combination; provided, however that if any definitive agreement to merge, consolidate or combine is terminated without consummation of the transaction, then no Change in Control shall be deemed to have occurred pursuant to this paragraph;

(c)

FFN enters into a definitive agreement which contemplates the transfer of all or substantially all of FFN’s assets, other than to a wholly-owned Subsidiary of FFN; provided however, that if any definitive agreement to transfer assets is terminated without consummation of the transfer, then no Change in Control shall be deemed to have occurred pursuant to this paragraph; or

(d)

A majority of the members of the Board of Directors of FFN shall be persons who: (i) were not members of such Board on the date this Plan is approved by the shareholders of FFN (“current members”); and (ii) were not nominated by a vote of such Board which included the affirmative vote of a majority of current members on such Board at the time of their nomination (“future designees”) and (iii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members and future designees, taken as a group, on such board at the time of their nominee

1.4	“Code” means the Internal Revenue Code of 1986, as amended

1.5

“Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.7

“Good Reason” means, without the Executive’s express written consent, after written notice to the board, and after a thirty (30) day opportunity for the Board to cure, the continuing occurrence of any of the following events:

(a)	The assignment to the Executive of any material duties or responsibilities inconsistent with the Executive’s positions, or a change in the Executive’s reporting responsibilities, titles or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with termination of the Executive’s employment for Cause, Disability, retirement or as a result of the Executive’s death;

(b)	A reduction by the Company in the Executive’s base salary;

(c)

The taking of any action by the Company which would adversely affect the Executive’s participation or materially reduce the Executive’s benefits under any benefit plans, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is then entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the date hereof;

(d)	Any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 3.9 hereof; or

(e)

The Company requiring the Executive to be based 50 miles or beyond the Franklin area, except for required travel on the Company business to an extent substantially consistent with the Executive’s present business travel obligations or, in the event the Executive consents to any relocation, the failure by the Company to pay (or reimburse the Executive) for all reasonable moving expenses incurred by the Executive relating to a change of the Executive’s principle residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of the Executive’s principal residence in connection with any such change of residence.

1.7	“Stock Plans” means FFN’s 2007 Omnibus Equity Incentive Plan, or any replacement thereto, as such plans may be amended from time to time.

1.8	“Termination Date” shall mean the date on which the Executive’s employment with the Company is terminated, either voluntarily or involuntarily.

Article 2

Change in Control Benefits

2.1

Change in Control Benefit. If within six (6) months prior or twelve (12) months following a change in Control of the Company or FFN, the Company shall terminate the Executive’s employment other than for Cause, or if the Executive shall terminate his employment for Good Reason, then in any such events, the Company shall pay to the Executive a benefit under this Article.

2.1.1	Amount of Benefit. The benefit under this Section 2.1 is:

(i)	Two (2) times the Executive’s Base Annual Compensation at the date of the Change in Control; and

(ii)	Any amounts due to the Executive under the Stock Plans according with the terms, conditions and limitations of the plans and any separate agreements without regard to “vesting” thereunder.

2.1.2	Payment of Benefit The Company shall pay the benefit to the Executive in a lump sum within thirty (30) days following the Termination Date.

2.2

“Excess Parachute Payment” Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “parachute payments,” as defined in Section 280G of the Code, then they payments made to the Executive shall be the greater of (x) one dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not including in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code, and (y) any payments to the Executive contingent upon the Company’s Change in Control (including payments to the Executive which are not included in the Agreement) less any excise tax.

Article 3

Miscellaneous

3.1

Confidential Information. The Executive recognizes and acknowledges that he will have access to certain information and trade secrets of the Company and that such information is confidential and constitutes valuable, special and unique property of the company. The Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except as directed by law or in pursuance of the Executive’s duties for or on behalf of the Company, its successors, assigns or nominees, any Confidential Information of the Company. (regardless of whether developed by the Executive), without the prior written consent of the Company. The term “Confidential Information” with respect to any person means any secret confidential information or know-how and shall include, but shall not be limited to , the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, studies owned or used by such person, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information or third parties received as a result of the Executive’s Employment with the Company in accordance with the Company’s obligations to such third parties and the policies established the Company.

3.2

Delivery of Documents Upon Termination. The Executive shall deliver to the Company or its designee at the termination of the Executive’s employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody or control at termination and that are related in any manner to the past, present or anticipated business or any member of the Company.

3.3

Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Sections 3.1, 3.2 and 3.3 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Company. The termination of the Agreement shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

3.4

Dispute Resolution. Subject to the Company’s right to seek injunctive relief in court as provided in Section 3.4 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, including a claim for indemnification under Section 3.5, shall be resolved either as provided by applicable law, or, at the option of either party, by impartial binding arbitration. In the event that either the Company or the Executive demands arbitration, the Executive and Company agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject ot any rights of appeal that either party have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions.

(a)

Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If any party fails or refuses to appoint an arbitrator, and the arbitration shall proceed with one (1) arbitrator.

(b)

Demand for Arbitration. In the event that the Executive or the Company initially elects to file suit in any court, the other party will have 60 days from the date that it is formally served with a summons and a copy of the suit to notify the party filing the suit of the non-filing party’s demand for arbitration. In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with arbitrators. In situations where suit has not been filed, either the Executive or the company may initiate arbitration by serving a written demand for arbitration upon the other party. Such a demand must be served within twelve months of the events giving rise to the dispute. Any claim that is not timely made will be deemed waived.

(c)	Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i)

The arbitration proceedings shall be held in Franklin, at a site chosen by mutual agreement of the parties, or if the parties cannot reach an agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

(ii)	The arbitrators shall be and remain at all times wholly independent and impartial;

(iii)	The arbitration proceedings shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association, as amended from time to time;

(iv)

Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(v)	The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;’

(vi)	The arbitrators may grant any remedy or relief that would have been available to the parties had the matter been heard in court;

(vii)

The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law, be charged against the party resisting such enforcement;

(viii)

The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

(ix)	Judgement upon the award may be entered in any court having jurisdiction over the person or assets of the party owing the judgement or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(d)

Acknowledgement of Parties. The Company and the Executive understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement. The Company and the Executive understand and agree that this Section 3.4, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by the Executive, which shall not be subject to arbitration.

3.5	Right to Consult Counsel. The Executive has been advised of the Executive’s right to consult with an attorney prior to entering into this Agreement

3.6

Indemnification. The Executive shall be protected against any and all legal actions when he is either a party, witness or participant in any legal action brought against the Company, the Executive or the Board. He will be protected through any programs that cover the outside directors or other Executives of this Company.

3.7

Successors of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such prior agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated the Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” as hereinbefore defined shall include any successor to its business and/or assets aforesaid which executes and delivers that agreement provided for in this Section 3 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation Law.

3.8

Executive’s Heirs, etc.  The Executive may not assign  Executive’s rights or delegate the Executive’s duties or obligations hereunder without written consent of the Company. The Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder as if he had continued to live, all such amounts, unless other provide herein shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there be no such designee, to the Executive’s estate.

3.9

Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number in Franklin, Tennessee or to the Executive at the address and facsimile number, if any, appearing on the books and records of the Company. Such notice or communications hall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address of facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Executive, to:

If to the Company, to	722 Columbia Avenue
Franklin, TN 3706

3.10

Amendment or Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

3.11

Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

3.12

Survival of the Executive’s Obligations. The Executive’s Obligations under this Agreement shall survive regardless of whether the Executive’s employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or without Cause.

3.13	Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

3.14	Governing Law. This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Tennessee.

3.15

Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for the purposes of convenience and includes either sex who may be signatory.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this agreement.

EXECUTIVE:	COMPANY:
/s/ Lisa A. Fletcher	By /s/ David McDaniel
Title: Executive Vice President